Exhibit (e)(8)

November 4, 2010

Total Gas & Power Ventures SAS

2 place Jean Millier,

90278 Paris La Défense,

France

Attn: Mr. Denis Giorno

Re:    Amended and Restated Confidentiality Agreement

Ladies/Gentlemen:

This Amended and Restated Confidentiality Agreement (the “letter agreement”) amends and restates in its entirety the confidentiality agreement between our companies dated September 28, 2010.

In connection with the consideration of a possible negotiated transaction (a “Possible Transaction”) between SunPower Corporation, a Delaware corporation (together with its subsidiaries, affiliates and divisions, the “Company”), and Total Gas & Power Ventures SAS, a French société par actions simplifiée, (together with its subsidiaries, affiliates and divisions, “Total”), each such party (as such, the “disclosing party”) is prepared to make available to the other party (as such, the “receiving party”) and receiving party’s Representatives (as hereinafter defined) certain information concerning the disclosing party’s business, financial condition, operations, assets and liabilities. As a condition to such information being furnished to each party and each party’s Representatives, each party agrees that it will, and will cause its Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “Representatives” shall mean the members, managers, directors, officers, employees, agents, affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)), subsidiaries, affiliates and/or divisions (including, without limitation, attorneys, accountants, consultants, bankers, and financial advisors for a Possible Transaction). Notwithstanding any other provision hereof, each party reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate.

1.

Evaluation Material. The term “Evaluation Material” shall mean all oral, written, tangible and/or intangible information and any other material in any form concerning the disclosing party which is furnished to receiving party or its Representatives on or after the date of this letter agreement by the disclosing party, together with any notes, analyses, compilations, studies, interpretations, documents or records prepared by receiving party or any of its Representatives, to the extent that such notes, analyses, compilations, studies, interpretations, documents or records contain such information. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by receiving party or its Representatives in breach hereof, (ii) was within receiving party’s possession prior to it being furnished to receiving party by or on behalf of the disclosing party pursuant hereto, provided that the source of such information was not known by receiving party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party with respect to such information, (iii)

becomes available to receiving party on a non-confidential basis from a source other than the disclosing party or any of its Representatives, provided that such source is not known by receiving party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party with respect to such information, or (iv) is independently developed by receiving party or its Representatives.

Prior to any disclosure of research and development technical information hereunder, the disclosing party shall provide the receiving party an agenda indicating that such information will be provided and/or describe such information in general terms. Each party shall have the right to refuse (by writing notice) to accept any information under this letter agreement prior to any disclosure; information disclosed by the disclosing party despite such a refusal is not covered by the confidentiality obligations under this agreement and shall not be considered Evaluation Material. The receiving party shall bear the burden of proving the applicability of the provisions of this paragraph in any dispute between the parties.

2.	Use and Disclosure of Evaluation Material. Each party hereby agrees that it and its Representatives shall use the Evaluation Material solely for the purpose of evaluating a Possible Transaction and for no other purpose, that the Evaluation Material will be kept confidential and that such party and such party’s Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) receiving party may make any disclosure of the Evaluation Material to which the disclosing party gives its prior written consent and (ii) receiving party may disclose any of the Evaluation Material only to those of its Representatives who need to know such information for the purpose of evaluating a Possible Transaction and who are bound by a legal duty of confidentiality consistent with the terms hereof or from the receiving party has obtained an undertaking of confidentiality, consistent with this letter agreement, from each such person (such undertaking shall be for the benefit of, and may be enforceable by, both the receiving party and the disclosing party and the receiving party shall, promptly after execution, provide the disclosing party with a copy of such undertaking). In any event, receiving party agrees to undertake reasonable precautions, and use at least the same degree of care it would use to protect its own confidential information, to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this letter agreement by such party or any of such party’s Representatives, and, at its sole expense, to take all reasonable measures to restrain itself and its Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.

In addition, each party agrees that, without the prior written consent of the other party, such party and such party’s Representatives will not disclose to any other person the fact that such party or such party’s Representatives have received Evaluation Material or that Evaluation Material has been made available to such party or such party’s Representatives, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”), provided that either party may make such disclosure if required by applicable laws or regulations, or the applicable rules of any recognized stock exchange or interdealer quotation system on which the shares of the receiving party or one of its affiliates are actively traded. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

In the event that receiving party or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or

Discussion Information, receiving party shall provide the disclosing party with prompt written notice of any such request or requirement so that the disclosing party may in its sole discretion seek a protective order or other appropriate remedy (at the expense of the disclosing party) and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or receipt of a waiver by the disclosing party, receiving party or any of its Representatives are nonetheless, in the reasonable opinion of legal counsel to receiving party, legally compelled to disclose Evaluation Material or Discussion Information (in response to such oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process), receiving party or its Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material or Discussion Information which such counsel advises receiving party is legally required to be disclosed, provided that receiving party uses its reasonable best efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, by cooperating with the disclosing party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be afforded to the Evaluation Material and the Discussion Information.

3.	Return and Destruction of Evaluation Material. The receiving party shall acquire no proprietary interest in or right to the Evaluation Material. In the event that receiving party decides not to proceed with a Possible Transaction, receiving party will promptly inform the disclosing party of that decision. In that case, or at any time upon the request of the disclosing party in its sole discretion and for any reason, receiving party will, as directed by the disclosing party and within twenty days, deliver, at receiving party’s expense, to the disclosing party, or destroy, all Evaluation Material (and any copies thereof, including but not limited to electronic data) furnished to receiving party or its Representatives by or on behalf of the disclosing party pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by receiving party or on its behalf shall be returned or destroyed and no copy thereof shall be retained, provided that neither the receiving party nor any of its Representatives shall be required to destroy (i) the corporate secretary minutes, including exhibits thereto, of senior management committee meetings or board meetings reviewing the Proposed Transaction, which minutes and/or exhibits may include memoranda or analyses generated or prepared by the receiving party which incorporates Evaluation Material, (ii) documents prepared by the receiving party or any of its Representatives which are required to be retained by law or by any competent judicial or regulatory authority or any securities exchange and (iii) to the extent any automatic back-up procedures at the receiving party’s or any of its Representatives’ computer systems create copies of any Evaluation Material, the receiving party or such Representative may retain such copies for the period they normally archive back-up computer records provided that such back-up of Evaluation Material may not be restored after the disclosing party notifies the receiving party to return such Evaluation Material as described above. The confidentiality and use restrictions under this letter agreement shall continue to apply to the Evaluation Material retained under the foregoing clauses (i) through (iii). At the request of the disclosing party, receiving party shall confirm in writing to the disclosing party its return or destruction of all Evaluation Material. Notwithstanding the return or destruction of the Evaluation Material, receiving party and its Representatives shall continue to be bound by their obligations of confidentiality and other obligations and agreements hereunder.

Notwithstanding anything to the contrary herein, the receiving party shall not be considered in breach of this letter agreement in connection with the unintentional use of any Residuals for a purpose other than the Possible Transaction by any person who was entitled to receive the Evaluation Material of disclosing party from the receiving party. As used in this section, the term “Residuals” means any of the Evaluation Material of disclosing party maintained solely in the memory of a person without reference to any tangible materials embodying the Evaluation Material so remembered and without the intention of improperly using such Evaluation Material in violation of this Agreement. The receiving party shall bear the burden of proving the applicability of the provisions of this paragraph in any dispute between the parties.

4.	Representations and Warranties. The disclosing party hereby represents and warrants that it has the right to discloses the Evaluation Material to the receiving party, but each party understands, acknowledges and agrees that neither the other party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, except as may otherwise be expressly set forth in a legally binding definitive agreement between the parties regarding the Possible Transaction (“Definitive Agreement”). Each party agrees that neither the other party nor any of its Representatives shall have any liability to such party or to any of its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

5.	No Solicitation. In consideration of the Evaluation Material being furnished hereunder, each party hereby agrees that, for a period of two years from the date hereof, neither it nor any of its subsidiaries, affiliates or divisions (nor any person acting at the direction of a party or its subsidiaries, affiliates or divisions) will, without the prior written consent of the other party, directly or indirectly, solicit to employ or actually employ at the first party, its subsidiaries, affiliates or divisions, any employee of the other party who is employed by the other party as of the date hereof or prior to the termination of discussions between the parties regarding a Possible Transaction. The foregoing restriction shall not affect a party’s ability to (i) solicit or employ any employee of the other party after such individual has separated or been separated from the other party, provided that the first party did not induce such separation; (ii) solicit or recruit generally in the media; or (iii) employ any employee of the other party who responds to public advertisement or any other general solicitation for employment or otherwise voluntarily applies for a position without having been initially solicited or recruited by the first party or its subsidiaries, affiliates or divisions.

6.	Material Non-Public Information. Each party acknowledges that it is aware and agrees that it will advise its Representatives upon receipt of any Evaluation Information or Discussion Information that (i) the Evaluation Material being furnished to such party or such party’s Representatives may contain material, non-public information regarding the other party and (ii) French, United States or other applicable securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

7.

Standstill. Total agrees that, for a period of eighteen months from the date of this letter agreement, unless specifically approved in writing by the board of directors of the Company, neither Total nor any of its Representatives will in any manner, directly or indirectly: (a) effect or seek, offer or agree to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or agree to effect or participate in, (i) any acquisition of 5% or more of any class of securities (or beneficial ownership thereof), or rights or options to acquire 5% or more of any class of securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company, (ii) any tender or exchange offer, merger or other business combination involving the Company, or assets of the Company constituting a significant portion of the consolidated assets of the Company, (iii)

any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the Company or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, board of directors or policies of the Company or to obtain representation on the board of directors of the Company; (d) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

8.	No Agreement. Each party understands and agrees that no contract or agreement providing for any Possible Transaction shall be deemed to exist between the parties unless and until a final Definitive Agreement has been executed and delivered, and both parties hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction unless and until the parties shall have entered into a final Definitive Agreement. The parties also agree that unless and until a final Definitive Agreement has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. The parties further acknowledge and agree that each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party or any of the other party’s Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with the other party at any time. Each party reserves the right to conduct, directly or through any of its Representatives, any process for any transaction involving itself or any of its affiliates or divisions, if and as that party in its sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement regarding transactions similar to the Possible Transaction without prior notice to the other party or any other person).

9.	Termination. If the parties agree to enter a final Definitive Agreement, then this letter agreement shall terminate automatically on the date the receiving party enters into a further agreement which contains provisions covering the confidentiality of data. Unless earlier terminated under the preceding sentence, this letter agreement shall expire three (3) years from the date hereof; provided that each party’s obligations hereunder with respect to any Evaluation Information related to the Company’s intellectual property, technology, technical data, manufacturing processes or trade secrets shall survive for eight (8) years from the date hereof.

10.	No Waiver of Rights. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11.

Remedies. It is understood and agreed that money damages may not be a sufficient remedy for any breach of this letter agreement by a party or any of its Representatives and that a party shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by a party of this letter agreement but shall be in addition to all other remedies available at law or equity to a party. The parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and the parties agree to waive any requirements for the securing or posting of any bond in connection with such remedy.

12.	Governing Law and Arbitration. This Agreement shall be governed by and interpreted in accordance with the substantive laws of England, without regard to conflict of law provisions thereof. Any disputes, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. The appointing authority shall be the International Chamber of Commerce (ICC) acting in accordance with the Rules adopted by ICC for this purpose. The number of arbitrators shall be three. The arbitration shall be held in Geneva, Switzerland, in the English language. The arbitrators shall decide according to law and not ex aequo et bono. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. A dispute shall be deemed to have arisen when either Party notifies the other Party in writing to that effect. The Parties undertake to keep strictly confidential the contents of the arbitral proceedings.

13.	Entire Agreement. Subject to the provisions of this Section 12, this letter agreement contains the entire agreement between the parties regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between the parties regarding such subject matter. The parties acknowledge that they previously executed a confidentiality agreement dated September 28, 2010 pertaining to a Possible Transaction (the “Prior Agreement”). The parties agree that the terms of the Prior Agreement shall govern all discussions and delivery of Evaluation Material (as defined therein) regarding the Potential Transaction until the date of this letter agreement. From and after the date hereof the Prior Agreement shall be deemed terminated and this letter agreement shall govern the discussions and exchange of Evaluation Material hereafter regarding the Potential Transaction.

14.	No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of both parties, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

15.	Counterparts. This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

16.	Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between Total and the Company.

Very truly yours,

SunPower Corporation

By:	/s/ Bruce Ledesma
	Name:	Bruce Ledesma
	Title:	Executive Vice President, General Counsel

CONFIRMED AND AGREED

as of the date first written above:

Total Gas & Power Ventures SAS

By:	/s/ Denis Giorno
	Name:	Denis Giorno
	Title:	President

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